SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                  From 10/A
                           Amendment No. 1 to Form 10


               GENERAL FORM FOR REGISTRATION OF SECURITIES
               PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Access Capital Strategies Community Investment Fund, Inc.:  Bank
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Portfolio
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               (Exact name of registrant as specified in charter)

                 Maryland                              04-3294778
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(State or other jurisdiction of                   (I.R.S. Employer
incorporation of organization)                    Identification No.)


124 Mt. Auburn Street
Suite 200N
Cambridge, Massachusetts                     02138
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(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:  (617) 576-5858
                                                     --------------

Securities to be registered pursuant to 12(b) of the Act:  NONE

Securities to be registered pursuant to 12(g) of the Act:

                          Common Stock, $.001 par value
                         -------------------------------
                                (Title of Class)


Item 1.   BUSINESS

   (a) General Development of Business

   General.  Access Capital Strategies Community Investment Fund, Inc.:  Bank
   -------
Portfolio (the "Fund") is a newly organized, non-diversified closed-end management investment company electing status as a business development company (a "BDC") under the Investment Company Act of 1940 ("1940 Act"). The Fund's investment objective is to invest in geographically specific private placement debt securities and to earn a total return over the life of the Fund greater than that of the Access Benchmark ("Benchmark"), a blend of selected fixed-income indices designed by Mellon Bond Associates ("Mellon Bond"). The Fund will invest primarily in private placement debt securities specifically designed to support underlying economic activities such as affordable housing, education, small business lending, and job creating activities in areas of the United States designated by Fund investors. There can be no assurance that the Fund will achieve its investment objective. The Fund was incorporated in Maryland on August 30, 1995. Its principal office is located at 124 Mt. Auburn Street, Suite 200N, Cambridge, MA 02138, and its telephone number is
(617) 576-5858.

       The Fund's Manager, Access Capital Strategies Corp. ("Access"), is an investment adviser registered under the Investment Advisers Act of 1940 ("Investment Advisers Act"). References to "Management" or the "Manager" in this document refer to Access unless otherwise indicated. Access is a wholly-owned subsidiary of Mellon Bank, N.A. ("Mellon Bank"), which is a wholly-owned subsidiary of Mellon Bank Corporation. The Fund's sub-investment adviser, solely for purposes of managing the assets during the Interim Investment Phase, is Mellon Bank. Mellon Bank will serve pursuant to an agreement with, and be compensated by, Access. The Fund's Custodian is Boston Safe Deposit & Trust Co. ("Boston Safe") which is an indirect, wholly-owned subsidiary of Mellon Bank Corporation.


   The Fund commenced operations on November 27, 1995 and has registered its shares of common stock ("Shares") pursuant to Section 12(g) of the Securities Exchange Act of 1934 ("1934 Act"), in compliance with the requirement of
Section 54(a)(2) of the 1940 Act. The Fund is offering its Shares in an offering pursuant to Regulation D of the 1933 Act ("Regulation D") and is selling its Shares in that offering solely to "accredited investors," as that term is defined under Regulation D.


   Use of Proceeds.  The net proceeds to the Fund from the sale of the Shares
   ---------------
offered hereby, after deducting the organizational and offering expenses to be paid or reimbursed by the Fund, are estimated at $799,875,000 if the maximum number of Shares offered hereby are sold. The Fund intends to apply the net proceeds of this offering to enter into private placement transactions with eligible portfolio investments in furtherance of its investment objective and policies. Pending such investment, such proceeds will be invested as described below. Shares will be sold to subscribers pursuant to one or more closings to be made from time to time through December 31, 1998. Management does not intend to proceed to a closing until it is certain that sufficient co-investors can be found to warrant entrance into a particular Designated
Target Region. It is currently anticipated that all funds subscribed for will be called, and that a majority of the proceeds of this offering will be invested in privately-placed debt securities within the earlier of (i) two years after the termination of this offering or (ii) two and a half years after the Fund has first accepted subscriptions from investors in this offering, although the Fund will be permitted to enter into closings at any time until December 31, 1998.

   (b)  Financial Information About Industry Segments

   Not applicable. The Fund has only recently commenced operations and has no financial data to report.

   (c)  Narrative Description of Business

   Investment Program.
   ------------------

   The Fund is designed for investors willing to commit funds for a minimum of six years. Typical investors in the Fund are banks and other tax-paying investors.

General

   Investment and Economic Objectives.  The Fund's investment objective is to
   ----------------------------------
invest in geographically specific private placement debt securities and to earn a total return over the life of the Fund greater than that of the Benchmark. There can be no assurance that the Fund will achieve its investment objective. The Fund's economic objective is to act as a source of long-term fixed-rate capital for people, institutions, and communities that do not have full and efficient access to the traditional banking and/or capital markets.

   Business Development Companies. As a BDC, the Fund must invest a majority of its total assets in securities of "eligible portfolio companies." An eligible portfolio company generally is a domestic company which is not an investment company and: (1) does not have a class of securities registered on an exchange or included in the Federal Reserve Board's over-the-counter margin list; or
(2) is actively controlled by a BDC and has an affiliate of a BDC on its board of directors; or (3) meets such other criteria as may be established by the SEC.

   Management has identified the BDC structure as an effective and efficient mechanism to realize the Fund's objectives. References in this document to "eligible portfolio investments" refer to "eligible portfolio companies" as that term is defined in the 1940 Act.

   As required by the 1940 Act, the Fund intends to make available significant managerial assistance to eligible portfolio investments whose securities it purchases and holds in its portfolio during Phase 2. This assistance may take the form of helping to design community investment programs and the debt securities issued to fund them, developing credit enhancements, and assisting program designers in maximizing the community economic benefits of these programs. Management believes that, by serving as an ongoing private sector presence, the fund can assist in achieving the investment and community economic goals of these community investments.

   The 1940 Act permits the Fund to invest up to 30% of its total assets in investments that are not eligible portfolio investments (including publicly traded securities) and/or investments as to which the Fund does not offer to make available significant managerial assistance. The Fund does not currently intend to make any such investments except that in certain situations the Fund may invest in special purpose private placement debt securities issued by entities that have issued classes of publicly traded securities.

   Diversification Standards.  The Fund will be classified as a "non-
   -------------------------
diversified" closed-end investment company under the 1940 Act. The Manager will seek to increase the diversification of the Fund's portfolio so as to make it possible to meet the registered investment company ("RIC") diversification requirements, as described below. There can be no assurance, however, that the Fund will be able to meet those requirements.

   To qualify as a RIC, the Fund must, among other things, satisfy a diversification standard under the Code such that, at the close of each quarter of the Fund's taxable year, (i) not more than 25% of the value of its total assets is invested in the securities (other than government securities or securities of other RICs) of a single issuer, or two or more issuers which the Fund controls (under a 20% test) and which are engaged in the same or similar trades or business or related trades or businesses, and (ii) at least 50% of the market value of its total assets is represented by cash, cash items, government securities, securities of other RICs and other securities (with each investment in such other securities limited so that not more than 5% of the value of the Fund's total assets is invested in the securities of a single issuer and the Fund does not own more than 10% of the outstanding voting securities of a single issuer).

   Leverage.  The Fund may borrow money from and issue debt securities to
   --------
banks, insurance companies, and other lenders to obtain additional funds to invest in private placement debt securities. Under the 1940 Act, the Fund may not incur borrowings unless, immediately after the borrowing is incurred, such borrowings would have "asset coverage" of at least 200%. "Asset coverage" means the ratio which the value of the Fund's total assets, less all liabilities not represented by the borrowings and any other liabilities constituting "senior securities" under the 1940 Act, bears to the aggregate amount of such borrowings and senior securities. The practical effect of this limitation is to limit the Fund's borrowings and other senior securities to 50% of its total assets less its liabilities other than the borrowings and other senior securities. The 1940 Act also requires that, if the Fund borrows money, provision be made to prohibit the declaration of any dividend or other distribution on the Shares (other than a dividend payable in Shares), or the repurchase by the Fund of Shares, if after payment of such dividend or repurchase of Shares the asset coverage of such borrowings would be below 200%. In addition, if the Fund adopts a periodic repurchase program, it will comply with any further restrictions under the 1940 Act regarding leveraging the Fund. If, because of these asset coverage requirements, the Fund is unable to pay dividends or distributions in the amounts required under the Internal Revenue Code of 1986 (the "Code"), it might not be able to qualify as a RIC or, if qualified, to continue to qualify.

   The use of leverage increases investment risk. Lenders are expected to require that the Fund pledge portfolio assets as collateral for loans. If the Fund is unable to service the borrowings, the Fund may risk the loss of such pledged assets. Lenders are also expected to require that the Fund agree to loan covenants limiting the Fund's ability to incur additional debt or otherwise limiting the Fund's flexibility, and loan agreements may provide for acceleration of the maturity of the indebtedness if certain financial tests are not met.

   If the Fund does issue debt securities, the Manager will require the purchaser(s) of debt securities to agree that at a minimum 25% of the net proceeds of any debt raised will be placed, on a pro rata basis, in Round One investors' Designated Target Regions as defined in "Investment Guidelines:
Purchasing Phase 2 Securities, Geographic Targeting." Purchaser(s) of debt securities may select a Designated Target Region for the balance of the debt proceeds.

The Access Benchmark

   Mellon Bond designed the Benchmark in 1995 as the best available proxy for the type of portfolio of private placement debt securities that the Fund expects to assemble.

   The Benchmark is a blend of selected fixed-income indices constructed to establish a recognized baseline for the Fund's investment activities. The Benchmark consists of the following:

                           Components of the Benchmark

     Merrill Lynch Index                            % of Benchmark
     -------------------                            --------------

Federal Home Loan Mortgage Corp. PC All Maturities      50%
Federal Agency All Maturities Master                    30%
Investment Grade Corporate Master                       20%

   Management recognizes and acknowledges the inherent difficulty of using a blended benchmark drawn from publicly available indices to approximate the characteristics of a portfolio of private placement debt securities. However, Management believes that the Benchmark will be beneficial to Fund investors in that it:

      provides a specific risk and return baseline for the Fund's investment activities; and

      provides investors a defined performance yardstick against which to measure the ability over time of Management to realize the Fund's investment objective.

Fund Investments, Phase 1:  Interim Investments

   Upon commitment to the Fund, each investor will choose a Designated Target Region as its preferred geographic focus for the investment of its funds. Pending the purchase of securities in Designated Target Regions, an investor's funds will be managed by the sub-adviser, Mellon Bank, with the investment objective of replicating the approximate yields and overall investment risk characteristics of the Benchmark.

   Mellon Bank will invest in government, agency, and corporate issues in order to achieve the objective of equaling the components of the Benchmark. Mellon Bank will not be asked to outperform the Benchmark or make any investment judgments about interest rate changes. Mellon Bank will not purchase any derivative or illiquid securities.

   Mellon Bank may purchase short-term cash equivalents to meet liquidity needs. Access will advise Mellon Bank of the timing of closings for Designated Target Region(s) investments so that the Fund will have cash or cash equivalents available as needed to be invested in the Designated Target Regions.

Fund Investments, Phase 2:  Purchasing Securities

   Upon receipt of a commitment to invest in the Fund, choice of a Designated Target Region(s), and investment of funds during Phase 1, the Manager will begin the search and design process for the private placement debt securities to be created in the Designated Target Region(s). First, the Manager will subject potential investments to the due diligence traditionally employed in evaluating private placement debt securities. Such securities will be purchased by the Fund only after the due diligence process has been satisfied. Second, the Manager will analyze potential investments to ensure that they represent a commitment of capital to underfunded community economic needs not currently being met by traditional banking and/or capital markets. Further, the Manager must have a reasonable level of confidence that the expected rate of return from the proposed investment will contribute to the Fund's investment objective of earning a total return over the life of the Fund greater than that of the Benchmark.

   Investment opportunities will be brought to the Manager through a variety of channels. Prospective issuers of securities, including Federal, state, and other public sector agencies, may contact the Fund with potential investment programs. Investment bankers or financial advisors may also work to develop debt securities for the Fund. Alternatively, the Manager may approach prospective issuers or investment banks with suggestions for debt securities that could be purchased by the Fund. The Fund will offer to provide significant managerial assistance in the design, implementation, and monitoring phases of all of the community investment programs whose debt securities it purchases.

   The second avenue for the creation of Fund investments is through identifying existing inventories of community investments that do not have access to capital markets investors. These inventories may be loans issued by banks and non-bank lenders or other originators such as revolving loan funds, community development corporations ("CDCs"), community development financial institutions ("CDFIs"), and state or local economic development authorities. Community-based loan originators, traditional and non-traditional, are often constrained as to the amount of capital that may be allocated to the extension of new loans. These originators may be capable of using their skills and existing presence in the community to originate new loans but cannot do so due to scarcity of new loan capital. If the Fund can liquify these inventories and turn the existing, seasoned loans into Fund investments, these originators could then relend in the community with the proceeds they receive from the sale of their loan portfolios. Increasing the velocity of capital emanating from community-based loan originators will help the Fund realize its financial and economic goals. The Manager will seek assurances from the sellers that they will use the proceeds from existing loans sold to the Fund to make new loan capital available to the community.

   Finally, the Fund may, at the Manager's discretion, invest in certain securities such as shared equity mortgages for affordable housing finance or participation certificates in securitized small business loans. These securities will be limited to 25% of the Fund's total assets and will generally only be purchased in connection with the private placement debt securities also being purchased by the Fund.

   Many transactions are expected to involve the use of a third-party investment banking firm for structuring, pricing, and related activities. The Manager will be closely involved in all aspects of designing instruments for purchase by the Fund; however, the Manager will not receive any investment banking fees or similar compensation for structuring transactions for the Fund.

Investment Guidelines:  Purchasing Phase 2 Securities

   The Fund will operate under the following investment guidelines for the purchase of Phase 2 securities:

   Geographic Targeting.  Each investor will choose a Designated Target Region
   --------------------
as the preferred geographic focus for investment of its assets. A Designated Target Region may be a state, multi-state region, a metropolitan area, or the United States. An investor may also allocate an investment commitment among different existing or potential Designated Target Regions by specifying the percentage of the total commitment to be invested in each selected Designated Target Region. Management intends to limit the number of Designated Target Regions to eight. Access will not accept an investor's preference for a particular Designated Target Region unless it is reasonably certain that an adequate supply of potential investments can be developed for the contemplated Designated Target Region. Management intends to seek minimum commitments totaling $50 million for each Designated Target Region. However, each investor will be a Shareholder of the Fund, not just of the investments in its Designated Target Region. The financial returns on an investor's investment will be determined by its proportionate share of the total assets in the Fund's blended, geographically diverse portfolio, not just by the performance of the assets in the Designated Target Region selected by the investor.


   Community Investments.  Fund investments will support community economic
   ---------------------
activities that do not have full or efficient access to the conventional banking and/or capital markets. Specifically, the Fund intends to invest in affordable housing, education, small business lending, and other types of job-creating securities. The Fund generally will not invest in securities that are routinely created by the capital markets through repackaging of existing securities. Although Access will make the day-to-day decisions regarding whether to purchase particular debt securities for the Fund, the economic focus of the Fund will be reviewed regularly by the Board of Directors (the "Board"), a majority of whom will be disinterested, for compliance with the Fund's investment objective.


   When making general reference to potential Fund investments as a class, this document uses the term "community investments," which refers to securities that are designed to provide for a market rate of return while bridging capital gaps in the traditional banking and/or capital markets and profiting from certain inefficiencies in the traditional banking and/or capital markets.

   The term "economically targeted investing" ("ETI") is frequently used to cover a broad spectrum of investments that may encompass community investing. Such investments are subject to a variety of risks and potential for investment returns. In a June 1994 Interpretive Bulletin, the United States Department of Labor defined an ETI as:

      an investment that is selected for the economic benefit it creates in addition to the investment return to the employee benefit plan investor.

   In restating long-standing Department policy, the Interpretive Bulletin went on to emphasize that:

      nothing in ERISA precludes trustees and investment managers from considering ETIs in constructing plan portfolios. While some of these asset categories may require special expertise to evaluate, they may be attractive to sophisticated, long-term investors, including many pension plans.

   In a 1995 report titled PUBLIC PENSION PLANS:  Evaluation of Economically
                           -------------------------------------------------
Targeted Investment Programs, the United States General Accounting Office
----------------------------
("GAO"), analyzed whether previous ETI business development programs realized competitive returns. For business development areas in which the Fund may invest, the GAO found ". . . on the average, expected yields on the ETI bond purchases were somewhat higher than those on comparably rated bonds with like maturity and sector characteristics. Similarly, expected yields on federally guaranteed fixed-rate loans generally approximated those on Treasury securities of comparable maturity." The report continued, "For the most part, private placements had expected yields somewhat above those of similarly rated bonds of like sector and maturity."

   The GAO further reported that, "[o]ur case study results suggest cautious optimism concerning the ability of public pension plans to earn reasonable financial returns through their ETI programs. They demonstrate that some pension plans have made investments characterized by reasonable expected yields through their ETI program to promote business development."

   There is no assurance that the expected yields and performance reported by the GAO will have predictive value for any future investment yields or returns of ETIs generally or for any investments made by the Fund.

   Management believes that the current legal, regulatory, and capital-markets environments all contribute to the ingredients desirable for successful implementation of the Fund's investment program. However, there can be no assurance that the relevant federal or local regulatory climates will remain conducive to the Fund's objectives over the life of the Fund.

   Industry Concentration.  Under the prevailing definition of  the phrase
   ----------------------
"industry concentration," the Fund will be concentrated in the affordable housing industry. This means that the Fund will not invest less than 25% of its total assets in the affordable housing industry. The Fund currently intends to invest up to 50% of its total assets in securities issued by providers of affordable housing. As with all Fund investments, affordable housing investments made by the Fund must meet the Fund's return and credit quality criteria and must also support economic activity that would not otherwise be adequately funded through traditional banking and/or capital markets. At present and for the foreseeable future, Management believes there are adequate opportunities for Fund investment in the affordable housing securities industry.

   Investors place billions of dollars each year in mortgage-backed securities in support of market rate single family mortgages. Government sponsored enterprises ("GSEs") such as Fannie Mae and Freddie Mac offer credit guarantees for conventional mortgages that create high quality investment instruments in support of a portion of the housing finance area. Although the single family conforming mortgage activities of the GSEs have efficient access to the capital markets, Management believes that additional opportunities exist to work with the GSEs to create innovative affordable housing programs that are complementary to and expand upon programs already in place.

   Similarly, state housing finance authorities ("HFAs") issue tax-exempt debt to finance their work in affordable housing. Management believes that HFAs in Designated Target Regions will be interested in working with the Fund to develop new programs that could be financed through issuance of taxable HFA debt to be purchased by the Fund.

   There can be no assurance of the continued availability of support from GSEs, HFAs, or other credit enhancers for Fund activities. Regulatory or statutory changes may affect the willingness or ability of housing related entities to work in the affordable housing private placement area. Changes in credit ratings of GSEs, HFAs, or private credit enhancers may constrain their value to the Fund as potential sources of credit enhancement.

   Credit Quality.  Many debt securities purchased by the Fund will have one or
   --------------
more forms of credit enhancement. Specifically, The Manager anticipates that at least 75% of the Fund's total assets will (i) carry a rating within the four highest ratings categories assigned by a nationally recognized statistical rating organization ("NRSRO") (e.g., at least "Baa" from Moody's Investors Service ("Moody's") or "BBB" from Standard & Poor's Corporation ("S&P")); or (ii) be deemed by the Manager under guidelines established by the Board to be of comparable quality to securities so rated. In addition, the Manager anticipates that up to 25% of the Fund's total assets may be invested in securities that are not rated by an NRSRO or are not deemed by the Manager to be of comparable quality to securities that carry a rating within the four highest ratings categories assigned by an NRSRO. Such securities will be limited to the types of shared equity mortgage or participation certificates identified in "Fund Investments, Phase 2: Purchasing Securities." The Manager has the flexibility to invest up to approximately 25% of the Fund's total assets in these securities. Rating agency standards are evolving for many of the special asset-backed issues the Fund intends to purchase, and until rating standards are issued by the rating agencies, the Manager may not be able to determine with certainty the ratings equivalent of a given issue.


   The credit quality percentages described above are guidelines applicable to securities at the time of purchase. Subsequent changes in credit quality, including upgrades or downgrades due to changes in status of credit enhancers or changes due to an issue's performance, will not require automatic action by the manager.


   The Board will review on an ongoing basis the credit quality determinations of the Manager as well as any changes to the credit quality of portfolio securities. The Manager may not make any adjustments to credit quality guidelines without consent of the Board.

   Maturity.  Maturities for securities held by the Fund will vary by type of
   --------
investment. Mortgage-backed securities will typically have maturities up to thirty years while securitized small business loan transactions may have maturities of up to ten years. See "Fund Termination Date" regarding securities held by the Fund at the time of dissolution.

   Significant Managerial Assistance.  The Fund will offer to provide
   ---------------------------------
significant managerial assistance to the issuers of private placement debt securities it purchases. It is expected that such issuers will benefit from the Fund's guidance, advice, and assistance before, during, and after the creation of investment programs. Management expects that the Fund's ongoing involvement will help assure that the investment and programmatic goals of each transaction entered into by the Fund are realized.

   Private Placement Securities.  Phase 2 investments will be primarily private
   ----------------------------
placement debt securities. The Fund will often be the sole buyer of such securities designed for purchase by the Fund. An investor purchasing Shares of the Fund must recognize that the securities purchased by the Fund will be, by definition, illiquid investments for which there is currently no secondary market. Access will seek to obtain a premium for the illiquidity inherent in holding these securities; however, there can be no assurances as to the exact amount of premium that will be received.

   Mortgage-Related Securities Issued By Nongovernmental Entities.  The Fund
   --------------------------------------------------------------
may invest in mortgage-related securities issued by nongovernmental entities. Commercial banks, not-for-profit financial intermediaries, savings and loan institutions, private mortgage insurance companies, mortgage bankers, and other secondary market issuers also create pass-through pools of conventional residential mortgage loans. Such issuers may also be the originators of the underlying mortgage loans as well as the guarantors of the mortgage-related securities. Pools created by such nongovernmental issuers generally offer a higher rate of interest than government and government-related pools because there are no direct or indirect government guarantees of payments in the former pools. However, timely payment of interest and principal of these pools may be supported by various forms of insurance or guarantees, including individual loan, title, pool, and hazard insurance. These forms of insurance and guarantees are issued by government entities, private insurers, and the mortgage pooling entities. Such insurance and guarantees and the creditworthiness of the issuers thereof will be considered in determining whether a mortgage-related security meets the Fund's investment quality standards. Notwithstanding the purchase of the insurance and guarantees, there can be no assurance that the private insurers will in every instance meet their obligations under the policies. Moreover, the Fund may buy mortgage-related securities without insurance or guarantees if, through an examination of the loan experience and practices of the pooling entities, Management determines that the securities meet the Fund's credit quality standards.

   Other Investment Policies.  The Fund will not invest in venture capital,
   -------------------------
commercial real estate, or other asset classes not discussed herein. The Fund will not sell securities short, purchase securities on margin (except to the extent the Fund's permitted borrowings are deemed to constitute margin purchases), write puts or calls, purchase or sell commodities or commodity contracts, or purchase or sell real estate. The Fund will not underwrite the securities of other companies, except to the extent the Fund may be deemed an underwriter upon the disposition of restricted securities acquired in the ordinary course of the Fund's business.

Investment Guidelines: Sale of Phase 2 Securities

   Because the Fund will often be the sole buyer of private placement debt securities designed for purchase by the Fund, the Fund's portfolio securities will not be actively traded in a secondary market. However, under certain conditions, the Manager may determine that attractive opportunities exist to sell an investment. As the community investment industry develops, opportunities may emerge for the Fund to sell its portfolio securities and reinvest in other debt securities that will continue to satisfy the Fund's investment guidelines. The Fund may sell portfolio investments in the following circumstances:

   Seasoned Private Placements.  The seasoning of Fund investments and the
   ---------------------------
concomitant development of a performance track record for issuers that were initially innovative and unfamiliar to market participants may create opportunities to sell Fund investments through traditional banking and capital market channels.

   Reduced Premium for Illiquidity. Management expects the market for
   ------------------------------
securitized small business loans to grow during the life of the Fund. Securities held by the Fund may be attractive investments for new entrants into the market who may be willing to buy such securities from the Fund at prices that are favorable to the Fund.

   New Types of Credit Enhancement.  New types of credit enhancement for Fund
   -------------------------------
assets may emerge and, when coupled with a reasonable seasoning period, may create a securities repackaging process capable of raising the credit rating of a particular security. For example, a new credit enhancer might be willing to help repackage an existing debt security with an A rating from an NRSRO into an AA or AAA rated security and the new debt security so created might then be sold to other investors.

   The Fund's investment objective, investment policies, and investment guidelines (other than its status as a BDC) are not fundamental policies and may be changed by the Fund's Board at any time without Shareholder approval.

   Risk Factors.
   ------------

General

   Investment in the Fund involves substantial risks and is suitable only for those persons who meet the investor suitability standards set forth herein on a continuing basis, have a substantial net worth, have no need for liquidity from such investment, and are able to bear the loss of the entire investment. Each prospective investor should consider carefully the risk factors attendant to the purchase of Shares, including without limitation those discussed below, and each should review the investment with its own legal, tax, and financial advisors. In addition, each prospective investor should understand that the Subscription Agreement materially restricts investors from selling or otherwise disposing of their Shares.

   No Operating History; Reliance on Management.  The Fund is newly organized
   --------------------------------------------
and does not have an investment track record. The Fund could require substantial time to become fully invested. The Fund will be wholly dependent for the selection, structuring, closing, and monitoring of its investments on the diligence and skill of its Manager, acting under the supervision of the Board. David F. Sand, the Chief Executive Officer of Access, will have primary responsibility for the selection of investments, the negotiation of the terms of such investments, and the monitoring of such investments after they are made. Mr. Sand's employment agreement provides incentives for him to remain with Access. However, there can be no assurance that Mr. Sand will remain associated with Access or that, in the event he ceased to be associated with Access, Access would be able to find a qualified person or persons to fill the position.

   Limited Transferability of Shares.  The Fund has been organized to make
   ---------------------------------
investments in illiquid debt securities and investors are required to make a minimum commitment of six years when buying Shares of the Fund. The Shares will not be registered under the federal or state securities laws and are subject to substantial restrictions on transfer. There will be no trading market for the Shares, and Shareholders might be required to hold their Shares until the final liquidation of the assets of the Fund. An investment in the Fund is therefore illiquid and should be considered appropriate only for investors which are financially able to maintain their investment for the long term.

   Long-Term Investment.  The Fund's Articles of Incorporation provide that, on
   --------------------
December 31, 2010, the Fund will be dissolved automatically without any action by Shareholders. From and after such dissolution, the Fund's activities will be limited to the winding-up of its affairs, the liquidation of its remaining assets, and the distribution of the net proceeds thereof to Shareholders. However, the actual liquidation might not be completed for a significant period after the Fund's dissolution. In addition, it is possible that, if certain of the Fund's assets are not liquidated within a reasonable time after the Fund's dissolution, the Fund may elect to make a distribution in kind of all or part of such assets to Shareholders. In such case, Shareholders would bear any expenses attendant to the ultimate liquidation of such assets.

   Competition.  There is no assurance that there will be a sufficient number
   -----------
of attractive potential investments available to the Fund. While Management believes that the Fund offers a unique investment vehicle at this time, in some instances, particularly with housing-related investments, it is possible that there will be competition from other investors seeking to invest in the same types of privately placed debt securities in the same Designated Target Regions. Such other investors may have greater resources than the Fund. Furthermore, the Fund's need to comply with provisions of the 1940 Act pertaining to BDCs and provisions of the Code pertaining to RICs might restrict the Fund's flexibility as compared to that of its competitors. The need to compete for investment opportunities may make it necessary for the Fund to offer more attractive transaction terms than otherwise might be the case.

   Leverage.  As discussed elsewhere in this document, Management may decide to
   --------
borrow. Although leverage can enhance return on invested capital, if the return on the investments purchased with borrowed funds fails to cover the fixed cost of the borrowings, or if the return is negative, the value of the Fund's net assets will decline more rapidly than would be the case in the absence of leverage. For this reason, leverage is considered a speculative investment technique. The Fund expects to be asked to pledge portfolio assets as collateral for its borrowings. If the Fund is unable to service its borrowings, the Fund may risk the loss of the pledged assets. In addition, if the interest rates on floating or variable rate borrowings increase at a time that the Fund holds fixed-rate securities or that the Fund holds variable rate securities whose interest rates do not increase as much as the rate on the Fund's borrowings, the Fund's income and yield will be adversely affected.

   In addition, lenders may require that the Fund agree to loan covenants that could restrict its flexibility in the future. The Fund may be required to dispose of or seek prepayment of assets at a time it would otherwise not do so to repay indebtedness in a timely fashion. Under the 1940 Act, if the Fund borrows money, provision must be made to prohibit the declaration of any dividend or other distribution on the Shares (other than a dividend payable in Shares), or the repurchase by the Fund of Shares, if after payment of such dividend or repurchase of Shares the value of the Fund's total assets, less all liabilities not represented by the borrowings and any other liabilities constituting "senior securities" under the 1940 Act, is less than 200% of the aggregate amount of such borrowings and senior securities. If the Fund is unable to pay dividends or distributions in the amounts required under the Code, it might not be able to qualify as a RIC or, if qualified, to continue to qualify.

   Regulation.  The Fund has elected to be treated as a BDC under the 1940 Act.
   ----------
Although BDCs are exempt from registration under the 1940 Act and relieved from compliance with many provisions of the 1940 Act, they are subject to greater restrictions on permitted types of investments than closed-end investment companies generally. Moreover, the applicable provisions of the 1940 Act continue to impose numerous restrictions on the activities of the Fund, including restrictions on leverage and on the nature of its investments. There can be no assurance that the BDC provisions of the 1940 Act will be interpreted or administratively implemented in a manner consistent with the Fund's objectives or manner of operation.

Legislative and Regulatory Risks

   Legislative and Administrative Changes. As discussed throughout this document, many aspects of the Fund's investment objectives are directly affected by the national and local legal and regulatory environments. Changes in laws, regulations or the interpretation of regulations could all pose risks to the successful realization of the Fund's investment objectives.


   It is not known what changes, if any, will be made to the federal CRA over the life of the Fund and what impact these changes would have on regulators or the various states that have their own versions of CRA. As discussed in "Investment Program," CRA regulations play an important part in influencing the readiness and capacities of banks to originate loans that may be owned by the Fund through its investment in geographically specific fixed income private placement debt securities. Changes in the CRA might impact upon Fund operations and might pose a risk to the successful realization of the Fund's investment objectives.


   Enactment of the legislative measures discussed above, or other regulatory changes could adversely impact community investing, the Manager's ability to invest in fixed income private placements in support of affordable housing, small business lending and job creating projects, and the realization of the Fund's objectives.

   Non-Diversified Status.  The Fund will be classified as a "non-diversified"
   ----------------------
investment company under the 1940 Act. The Fund intends to qualify as a RIC under the Code and will therefore seek to meet the diversification standards thereunder. Nevertheless, the Fund's assets may be subject to a greater risk of loss than if it were more widely diversified.

   Tax Status.  The Fund must meet a number of requirements, described under
   ----------
"Federal Income Taxation," to qualify as a RIC and, if qualified, to continue to qualify. If the Fund experiences difficulty in meeting the diversification requirement for any fiscal quarter, it might accelerate capital calls or borrowings in order to increase the portion of the Fund's total assets represented by cash, cash items, and U.S. government securities as of the close of the following fiscal quarter and thus attempt to meet the diversification requirement. However, the Fund would incur additional interest and other expenses in connection with any such accelerated borrowings, and increased investments by the Fund in cash, cash items, and U.S. government securities (whether the funds to make such investments are derived from called equity capital or from accelerated borrowings) are likely to reduce the Fund's return to investors. Furthermore, there can be no assurance that the Fund would be able to meet the diversification requirements through such actions. Failure to qualify as a RIC would subject the Fund's distributed and undistributed income to federal income taxation, and in a year in which the Fund has taxable income or net realized gain, would have a significant adverse effect on the return to investors.

Investment Risks

   Community Investing.  The Fund will focus on Community Investments as
   -------------------
described in other sections of this document. This investment specialization involves risks that include, but are not limited, to those outlined below.

   * Economic Conditions. The community investment focus of the Fund will likely result in the purchase of investments in economically distressed areas within an investor's Designated Target Region(s). These areas may be in the process of economic deterioration, stabilization, and/or revitalization. The value of and return on Fund investments in economically distressed and/or redeveloping areas could be adversely affected by the fragile nature of the local economy or unfavorable changes in local, regional, or national economic conditions.

   * Nature of Issuers of Fund Investments. The economic objective of the Fund will result in investments that represent an extension of credit to individuals, organizations, and communities that do not have full and efficient access to conventional banking and/or capital markets. Such investments could be in the form of private placement debt securities in support of affordable housing, education, small business lending, and other job-creating activities. While many of the Fund's investments will have various forms of credit enhancement, the initial sources of repayment may be individuals or organizations that are, in some way, economically disadvantaged. The disadvantaged economic status or related circumstances, such as a lack of accumulated savings to employ in the case of temporary financial hardship, of these primary issuers of the debt securities could adversely affect their ability to meet their financial obligations. In the event that a primary issuer of a Fund investment without credit enhancement were unable to meet its financial obligations on the investment in a timely manner, investment returns could be adversely affected and investment losses could occur.

       In the event that a primary issuer is unable to fulfill its financial obligation on a Fund investment that has credit enhancement, funds received from the credit enhancer to meet the financial obligation may result in principal prepayment. Such an event may require the Manager to arrange for another investment as a replacement in the Fund portfolio. There can be no assurance that the Manager would be able to arrange an alternative investment with comparable returns and/or terms to the prepaid investment, or that the process of arranging such alternative investment would not add to the costs of managing the Fund.

   * Coordinating the Development of Investments. Many of the fixed-income private placement debt securities purchased as Fund investments will be uniquely structured to achieve the financial and economic objectives of the Fund. The Manager will often play a significant role in the structuring of Fund investments. The development of such securities will often require the Manager to cooperate with a variety of organizations, including but not limited to foundations, state agencies, community groups, national credit enhancers, and other government entities. A lack of interest of other entities in developing investments could adversely affect the realization of the economic and financial objectives of the Fund.

       The success of developing credit enhancement for Fund investments will depend, in large part, on the availability of funds these organizations have for such activity and/or the amount of payment they expect to receive for their credit guarantees. A limited or dwindling supply of funds available for credit enhancement on Fund investments may adversely affect full realization of the Fund's objectives.

   * Local Community Development Programs. As described above, Fund investments may be located in economically distressed and/or redeveloping areas. The successful economic revitalization of a local community is often dependent upon many factors such as the involvement of various programs and services funded and organized by community development organizations, government entities, non-profit groups, religious organizations, and other institutions. If these organizations are unable to arrange funding for and/or organize the various programs and services they would normally provide to a local community, the absence of these community development programs could impede the economic development of a local community and have adverse affects on the performance of Fund investments located in that area. Changes in prevailing national economic and political environments, along with the grant-making and other activities of philanthropic institutions, will affect the availability of financing for local community programs.

   Credit Risks.  Many investments purchased by the Fund will have one or more
   ------------
forms of credit enhancement. An investor in a credit enhanced debt instrument typically relies upon the credit rating of the credit enhancer to evaluate an issue's credit quality and appropriate pricing level. There can be no assurance that the credit rating of a public or private entity used as a credit enhancer on a Fund investment will remain unchanged over the period of the Fund's ownership of that investment. A ratings upgrade would have a positive impact on the credit quality of the instrument; while a downgrade would have a negative impact on the credit quality of the instrument.

   Most Fund investments will have a credit rating, or credit rating equivalent, of investment grade or above. At the Manager's discretion, the Fund may invest up to 25% of its assets in investments where the credit rating cannot be determined. These non-rated investments are likely to be limited to shared equity mortgage investments and securitized small business loan participation interests. Fund investments that fall within the unrated category may bear some of the risks associated with lower quality debt securities. The market prices of lower quality debt securities may decline significantly in periods of economic difficulty.

   Investments in unrated, or unratable, securities made by the Fund may include "back end" investments where the ultimate return to the Fund is not known for several years. The Manager intends to take advantage of the Fund's long-term investment horizon by investing in securities that are structured to have both a current payment and back-end or success payment. These investments bear the interest rate risk associated with fixed rate investments and the added risk of non-payment or underperformance on the part of the borrowing entity.
Through enhanced returns on Fund investments, the Manager intends to seek compensation on behalf of the Fund for the risk involved with agreeing to delay receipt of payment on certain issues. There can be no assurance that the Fund will be adequately compensated for the risks associated with back end participation investments.

   Illiquidity of Portfolio Investments.  The Fund anticipates that
   ------------------------------------
substantially all of its portfolio investments will consist of privately placed debt securities that at the time of acquisition are subject to restrictions on sale and for which no ready secondary market will exist. Restricted securities cannot be sold publicly without prior agreement with the issuer to register the securities under the 1933 Act, or by selling such securities under Rule 144A or other rules under the 1933 Act which permit only limited sales under specified conditions. Furthermore, even if the private placement debt securities owned by the Fund become publicly-traded, the Fund's ability to sell such securities may be limited by the lack of or limited nature of a trading market for such securities. If the restricted securities held by the Fund are sold to the public, the Fund, under certain circumstances, may be deemed an "underwriter" or a controlling person with respect thereto for the purposes of the 1933 Act, and be subject to liabilities as such under that Act.

   Fixed Interest Rate Investments.  The Fund generally will purchase debt
   -------------------------------
securities with fixed interest rates. The market value of these investments will be directly affected by changes in prevailing interest rates. An increase in interest rates will generally reduce the value of the portfolio investments and a decline in interest rates will generally increase the value of those investments.

   Interest Rate Risk Associated with Mortgage Back Securities.  The Fund will
   -----------------------------------------------------------
invest in Mortgage Backed Securities ("MBSs"). The value of MBSs is based on the underlying pools of mortgages that serve as the asset base for the securities. The value of MBSs will be significantly influenced by changes in interest rates because mortgage pool valuations fluctuate with interest rate changes. Specifically, when interest rates decline, many borrowers refinance existing mortgages, resulting in principal prepayments which leads to early payment of the securities. Early payment of an investment in MBSs can result in a significantly lower return than the return expected at the time the securities were purchased. In addition, a decline in interest rates that leads to prepayment of MBSs may result in a reinvestment requirement at a time when the interest rate environment presents less attractive alternatives for the Manager to choose from to achieve the objectives of the Fund.

Conflicts of Interest

   Indemnification and Exculpation.  The Fund's Articles of Incorporation
   -------------------------------
provide for indemnification of directors, officers, employees, and agents (including the Manager) of the Fund to the full extent permitted by Maryland law and the 1940 Act, including the advance of expenses and reasonable counsel fees. The Articles of Incorporation also contain a provision eliminating personal liability, to the extent allowed by the 1940 Act, of a Fund director or officer or its Shareholders for monetary damages for certain breaches of their duty of care.

    Election of Disinterested Directors.  As required by the 1940 Act, a
   ------------------------------------
majority of the Fund's directors are and will be disinterested directors. Although the continued tenure of all directors will be subject to annual election by Shareholders, the initial election of directors, including the disinterested directors, WAS made by the initial Shareholder.

   Effect of Borrowing.  The Manager's fees will be based on the value of the
   -------------------
Fund's total assets, including assets purchased with borrowed funds. Therefore, decisions by the Manager to cause the Fund to borrow additional funds will increase the Manager's fees. The Fund's overall borrowing limits, however, are set by the 1940 Act and also by the Board in the light of its fiduciary duty to the Shareholders.

   Regulation.
   ----------

   After filing its election to be treated as a BDC, a company may not withdraw its election without first obtaining the approval of holders of a majority of its outstanding voting securities (as defined under the 1940 Act). The following is a brief description of the 1940 Act and is qualified in its entirety by reference to the full text of the 1940 Act and the rules thereunder.

   Generally, to be eligible to elect BDC status, a company must engage in the business of furnishing capital and offering significant managerial assistance to "eligible portfolio investments" as defined below. More specifically, in order to qualify as a BDC, a company must (i) be a domestic company; (ii) have registered a class of its securities or have filed a registration statement with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 ("1934 Act"); (iii) operate for the purpose of investing in the securities of certain types of eligible portfolio investments; (iv) offer to extend significant managerial assistance to such eligible portfolio investments; (v) have a majority of disinterested directors; and (vi) file (or under certain circumstances, intend to file) a proper notice of election with the SEC.

   "Making available significant managerial assistance" is defined under the 1940 Act in relevant part as (i) an arrangement whereby the BDC, through its officers, directors or employees, offers to provide and, if accepted, does provide, significant guidance and counsel concerning the management, operations, or business objectives of a portfolio company; or (ii) the exercise by a BDC of a controlling influence over the management or policies of the portfolio company by the BDC acting individually or as part of a group acting together which controls the portfolio company. The Fund intends to offer to provide significant managerial assistance, including advice on the design, implementation, and monitoring phases of the investments, to the issuers whose private placement debt securities it purchases.

   An "eligible portfolio company" generally is a United States company that is not an investment company and that (i) does not have a class of securities registered on an exchange or included in the Federal Reserve Board's over-the-counter margin list; (ii) is actively controlled by a BDC and has an affiliate of a BDC on its board of directors; or (iii) meets such other criteria as may be established by the SEC. Control under the 1940 Act is presumed to exist where a BDC owns more than 25% of the outstanding voting securities of the eligible portfolio company.

   The 1940 Act prohibits or restricts companies subject to its provisions from investing in certain types of companies, such as brokerage firms, insurance companies, investment banking firms, and investment companies. Moreover, the 1940 Act limits the type of assets that BDCs may acquire to certain prescribed qualifying assets and certain assets necessary for its operations (such as office furniture, equipment, and facilities) if, at the time of acquisition, less than 70% of the value of a BDC's assets consist of qualifying assets. Qualifying assets include: (i) privately acquired securities of companies that were eligible portfolio investments at the time such BDC acquired their securities; (ii) securities of bankrupt or insolvent companies; (iii) securities of eligible portfolio investments controlled by a BDC; (iv) securities received in exchange for or distributed in or with respect to any of the foregoing; and (v) cash items, government securities, and high-quality short-term debt. The 1940 Act also places restrictions on the nature of transactions in which, and the persons from whom, securities can be purchased in order for the securities to be considered qualifying assets. Such restrictions include limiting purchases to actions not involving a public offering and the requirement that securities be acquired directly from either the portfolio company or its officers, directors, or affiliates.

   The Fund, as a BDC, may sell its Shares at a price that is below its net asset value per Share, provided that a majority of the Fund's disinterested directors has determined that such sale would be in the best interests of the Fund and its Shareholders and upon the approval by the holders of a majority of its outstanding voting securities, including a majority of the voting securities held by non-affiliated persons, of such policy or practice within one year of such sale. A majority of the disinterested directors also must determine in good faith, in consultation with the underwriters of the offering if the offering is underwritten, that the price of the securities being sold is not less than a price which closely approximates market value of the securities, less any distribution discounts or commissions. As deemed in the 1940 Act, the term "majority of the outstanding voting securities" of the Fund means the vote of (i) 67% or more of the Fund's Shares present at a meeting, if the holders of more than 50% of the outstanding Shares are present or represented by proxy, or (ii) more than 50% of the Fund's outstanding Shares, whichever is less.

   Many transactions involving a company and its affiliates (as well as affiliates of those affiliates) are permissible for BDCs, including the Fund, upon the prior approval of a majority of the Fund's disinterested directors and a majority of the directors having no financial interest in the transactions. However, certain transactions involving certain persons related to the Fund, including its directors, officers, and the Manager, may still require the prior approval of the SEC. In general, (i) any person who owns, controls, or holds power to vote, more than 5% of the Fund's outstanding Shares, (ii) any director, executive officer, or general partner of that person, and (iii) any person who directly or indirectly controls, is controlled by, or is under common control with, that person, must obtain the prior approval of a majority of the Fund's disinterested directors, and, in some situations, the prior approval of the SEC, before engaging in certain transactions involving the company or any company controlled by the Fund. The 1940 Act generally does not restrict actions between the Fund and its portfolio companies. While a BDC may change the nature of its business so as to cease being a BDC (and in connection therewith withdraw its election to be treated as a BDC) only if authorized to do so by a majority vote (as deemed by the 1940 Act) of its outstanding voting securities, Shareholder approval of changes in other fundamental investment policies of a BDC, except for fundamental policies regarding periodic repurchase of Shares, which require a majority vote, is generally not required. In contrast, the 1940 Act requires Shareholder approval for a change in any fundamental investment policy.

   Federal Income Taxation.
   -----------------------

   Taxation of the Fund.  The Fund intends to elect the special income tax
   --------------------
treatment available to RICs under the Code in order to be relieved of federal tax on that part of its net investment income and realized capital gains that it distributes in a timely manner to Shareholders. The following is a general summary of certain of the United States federal income tax laws relating to the Fund and investors in its Shares. This discussion is based on the Code, regulations, published rulings and procedures and court decisions as of the date hereof. The tax law, as well as the interpretation thereof, is subject to change and any such change might interfere with the Fund's ability to qualify as a RIC. This discussion does not purport to deal with all of the United States federal tax consequences applicable to the Fund or to all categories of investors, some of whom may be subject to special rules. In addition, it does not address state, local, foreign or other taxes to which the Fund or its investors may be subject, or any proposed changes in applicable tax laws. Investors should consult their tax advisers with respect to an investment in Fund Shares.

   To be eligible for the special tax treatment accorded RICs, the Fund must distribute to its shareholders for each taxable year at least 90% of its investment company taxable income (consisting generally of net investment income and any excess of net short-term capital gain over net long-term capital losses) ("Distribution Requirement") and must meet several additional requirements. Among the requirements are the following: (a) the Fund must derive at least 90% of its gross income each taxable year from dividends, interest, payments with respect to loans of securities and gains from the sale or other disposition of securities or other income derived with respect to its business of investing in securities ("Income Requirement"); (b) the Fund must derive less than 30% of its gross income each taxable year from gains from the sale or other disposition of securities held for less than three months; (c) the Fund must diversify its assets so that, at the close of each quarter of the Fund's taxable year, (i) not more than 25% of the value of its total assets is invested in the securities of a single issuer or in the securities of two or more issuers that the Fund controls under a 20% test and that are engaged in the same or similar trades or businesses or related trades or businesses and (ii) at least 50% of the value of its total assets is represented by cash, cash items, government securities, securities of other RICs and other securities (with each investment in such other securities limited so that not more than 5% of the market value of the Fund's total assets is invested in the securities of a single issuer and the Fund does not own more than 10% of the outstanding voting securities of a single issuer) ("Diversification Requirement"); and (d) the Fund must file an election to be treated as a RIC.

   In general, if the Fund fails to distribute in a calendar year substantially all of its net investment income and substantially all of its capital gain net income for the one-year period ending October 31 of such year (plus any amount that was not distributed in previous taxable years), the Fund will be subject to a 4% excise tax on the retained amounts. The Fund intends generally to make distributions sufficient to avoid imposition of federal income or excise taxes, although it may not be able to do so because of the borrowing coverage requirements under the 1940 Act.

   There can be no assurance that the Fund will qualify to be taxed as a RIC. Because of coverage requirements under the 1940 Act, it may be unable to satisfy the Distribution Requirement, and the Fund may have difficulty satisfying the Diversification Requirement, particularly during its start-up period. If the Fund does not qualify to be taxed as a RIC, the Fund will be taxed on its net income, and, in addition, all distributions from earnings and profits, including distributions of net capital gain, will be taxable, to shareholders not exempt from federal income taxation, as ordinary income. If the Fund does not qualify as a RIC during its first taxable year, or if the Fund qualifies as a RIC and thereafter fails to qualify, in order to qualify or requalify as a RIC thereafter, the Fund may be required to recognize unrealized gains, pay substantial taxes and interest, and make certain distributions.

   Taxation of Shareholders.  Distributions of net investment income and the
   ------------------------
excess, if any, of net short-term capital gains over net long-term capital losses, will be taxable to shareholders not exempt from federal income taxation as ordinary income, and are anticipated not to be eligible for the corporate dividends-received deduction. Designated distributions of the excess, if any, of net long-term capital gains over net short-term capital losses ("net capital gain") will be taxable to each shareholder as long-term capital gains, without regard to how long a shareholder has held Shares of the Fund, and will not qualify for the corporate dividends-received deduction. Distributions in excess of the Fund's earnings and profits (generally, its net investment income and net capital gain) will be treated as a tax-free return of capital to the extent of the shareholders' basis in their shares and thereafter as capital gain.

   Any dividend declared by the Fund in October, November, or December and payable to shareholders of record on a date in such a month generally is deemed to have been received by the shareholders on December 31 of such year, provided that the dividend actually is paid during January of the following year. The Fund will notify shareholders each year of the amount and tax status of dividends and other distributions, including the amount of any distribution of net capital gain. In general, any gain or loss realized upon a taxable disposition of shares held by a shareholder as a capital asset will be treated as long-term capital gain or loss if the shares have been held for more than twelve months, and otherwise as short-term capital gain or loss. However, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as long-term, rather than short-term, capital loss to the extent of any long-term capital gain distributions received by the shareholder with respect to those Shares. All or a portion of any loss realized upon a taxable disposition of Shares will be disallowed if other Shares are purchased within 30 days before or after the disposition. In such a case, the basis of the newly purchased Shares will be adjusted to reflect the disallowed loss.

   Individuals and other taxpayers subject to limitations on miscellaneous itemized deductions are required to include in gross income an amount of certain Fund expenses relating to the production of income that are allocable to the shareholder. Such amount may be deductible by an individual shareholder as a miscellaneous itemized deduction, subject to the limitation on miscellaneous itemized deductions not exceeding 2% of adjusted gross income. Banks and other incorporated entities (other than S corporations) are not required to include these expenses in gross income.

   The Fund generally is required to withhold and remit to the U.S. Treasury 31% of the taxable dividends and other distributions paid to any individual or other non-exempt shareholder who fails to furnish the Fund with a correct taxpayer identification number, who has under reported dividends or interest income, or who fails to certify to the Fund that he or she is not subject to such withholding. An individual's taxpayer identification number is his or her social security number.


   If the Board adopts the periodic repurchase program described above, a redemption under the program may be treated for federal income tax purposes as a sale or exchange of the shares redeemed, a dividend, or a return of capital (or in part a dividend and in part a return of capital). The redemption will be treated as an exchange if it is not essentially equivalent to a dividend, if it is a "substantially disproportionate" redemption, or if it is a termination of the Shareholder's interest. The redemption will be treated as "substantially disproportionate" if the ratio that Shares owned by the redeeming Shareholder immediately after the redemption bears to all of the Shares of the Fund at such time is less than 80% of the ratio that such Shareholder's Shares immediately before the redemption bears to all of the Fund's Shares at such time.


   If a Shareholder's redemption under the periodic purchase program is not eligible for treatment as an exchange as described above, and if the redemption is not treated as an isolated redemption, the Fund's Shareholders that redeem either no Shares or a smaller percentage of their Shares and whose relative interest in the Fund increased in connection with the redemption will be treated as receiving a distribution with respect to their Shares. The redemptions so treated and any deemed distributions to such other Shareholders, along with regular case distributions, will be treated as dividends to the extent of the Fund's current and accumulated earnings and profits. Thereafter, such actual and deemed distributions will be treated as a return of capital, with basis reduction to the extent thereof, and then as gain.


   Unless the Fund determines conclusively that a redemption is not eligible for treatment as an exchange for the reason described above, it will not treat the redemption or any related deemed distribution as a dividend for purposes of satisfying the distribution requirement. It is not expected that the Fund will possess sufficient information to make this determination with respect to any redemption under the periodic repurchase program. It is therefore possible that it will later be determined that actual distributions made by the Fund should have been treated by Shareholders as a return of capital or as gain.


   When deciding whether to adopt the periodic repurchase program, the Board will consider the tax uncertainties associated with the operation of the program.


Employees.
---------

   The Fund expects to have no employees and will rely on the Manager and its officers (all of whom are employed and paid by the Manager) to administer its affairs, subject to the supervision of the Fund's Board of Directors.

   (d) Financial Information About Foreign and Domestic Operations and Export Sales.

   Not applicable. The Fund has only recently commenced operations and has no financial data to report.

Item 2.  FINANCIAL INFORMATION

   Not Applicable. The Fund has only recently commenced operations and consequently has no financial data to report.

 Item 3.  PROPERTIES

   Not applicable.  The Fund's principal assets will be securities.

Item 4 (a) and (b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                    MANAGEMENT

(1)                (2)                (3)                  (4)
                 Name and           Amount and
                 Address of         Nature of
Title of Class   Beneficial Owners  Beneficial Ownership    Percent of Class

Common Stock     Mellon Bank, N.A.  249 shares              100%
                 One Mellon Bank Center
                 Pittsburgh, PA

   (c)  Changes In Control

   Not applicable.

Item 5.  DIRECTORS AND EXECUTIVE OFFICERS

   The Fund's Board of Directors, initially elected by the initial sole Shareholder and elected annually thereafter by Shareholders, will establish and review policy for the management of the Fund. A majority of the members of the Board, as required by Section 56(a) of the 1940 Act, are and will be disinterested. The Board will meet no less frequently than quarterly. The Board will review and approve annually the contracts between the Fund, Access, and all other affiliates of Access. Management will be responsible for all day-to-day business decisions regarding operations of the Fund. Specifically, all decisions about buying and selling portfolio investments will be Management's responsibility. The Board will review and consider the allocation of actual investments as compared to the allocation indicated by investors' Designated Target Regions.

Directors and Executive Officers

The directors of the Funds are:


Name                 Age Position Other Affiliation

Joseph S. DiMartino* 51  Director Director, approximately 93 mutual funds in the
                                  Dreyfus Family of Funds; Chairman, Noel Group, Inc.; Trustee, Bucknell University; Director, The Muscular Dystrophy Association, Healthplan Services Corporation, Belding Heminway, Inc., Curtis Industries, Inc., Simmons Outdoor Corporation and Staffing Resources, Inc.


Roslyn Watson 46         Director Director, approximately 16 mutual funds in the
                                  Dreyfus Family of Funds; Principal, Watson
                                  Ventures, Inc.; Director, American Express
                                  Centurion Bank, Harvard Community Health Plan, Inc., Massachusetts Electric Company and the Hymans Foundations, Inc.


Robert D. McBride    68  Director Director, approximately 16 mutual funds in the
                                  Dreyfus Family of Funds; Chairman, McLouth
                                  Steel; Director Salem Corporation.


J. Tomlinson Fort*   67  Director Director, Approximately 16 mutual funds in the
                                  Dreyfus Family of Funds; Partner, Reed, Smith, Shaw & McClay


Kenneth A. Himmel    49  Director Director, approximately 16 Mutual funds in the
                                  Dreyfus Family of Funds; President & CEO,
                                  Himmel & Co., Inc.; Vice Chairman, Sutton
                                  Place Gourmet, Inc.; Managing Partner,
                                  Franklin Federal Partners and Grill 23 & Bar.


Francis P. Brennan   79  Director Director, approximately 16 mutual funds in the
                                  Dreyfus Family of Funds; Director and
                                  Chairman, Massachusetts Business Development
                                  Corp.


James M. Fitzgibbons 61  Director Director, approximately 16 Mutual funds in the
                                  Dreyfus Family of Funds; Chairman, CEO and
                                  Director, Fieldcrest-Cannon, Inc.; Chairman,
                                  Howes Leather Company, Inc.; Director, Lumber Mutual Insurance Company and Barrett Resources, Inc.


David F. Sand*       38  Director Chairman, CEO and Chief Investment Officer,
                                  Access Capital Strategies Corp.


*An "interested" Director.


   The officers of the Fund are:

Name                Age        Position                Other Affiliation

David F. Sand       38         Director, Chairman,     Director, CEO & Chief
                               CEO & Chief Investment  Investment Officer;
                               Officer                 Access Capital


Alton M. Bathrick   56         President               President, Access Capital

Krista L. Kallio    32         Senior Vice President   Vice President, Access
                                                       Capital

Milton J. Sumption  32         Vice President &        Analyst, Access Capital
                               Treasurer

Kevin Mawe          40         Secretary               Senior Counsel, Boston
                                                       Safe Deposit & Trust
                                                       Company

Mark J. Duggan      30         Assistant Secretary     Assistant Vice President
                                                       and Counsel, Boston Safe
                                                       Deposit & Trust Company

David Chittim       49         Senior Portfolio        Vice President,
                               Manager -- Interim      Mellon Bank; Senior
                               Investments             Vice President, Mellon
                                                       Bond Associates

Laurie A. Carroll   35         Portfolio Manager --    Vice President, Mellon
                               Interim Investments     Bank; Senior Vice
                                                       President, Mellon Bond
                                                       Associates

Helen J. Qubain     26         Associate               Associate, Access Capital


  The business backgrounds of the Fund's directors and officers are as follows:


Name        Previous Employers(5 years)     Industry           Job Description
----        ---------------------------     --------           ---------------

DAVID F.    Access Capital Strategies Corp. Investment Advisor  CIO & CEO
SAND        Commonwealth Capital Strategies Investment Banker   President
            Commonwealth Capital Partners   Investment Banker   Managing
                                                                Director


Francis P.  Massachusetts Business          Public Development  Director and
Brennan     Development Corp.               Authority           Chairman


Joseph S.   The Dreyfus Corporation         Investment Adviser  President &
DiMartino                                                       Director
                                                                (prior to 1995)
            Dreyfus Service Corporation     Distributor         Executive
                                                                Vice President
                                                                & Director
                                                                (prior to 1995)

            Noel Group, Inc.                Venture Capital     Chairman


J. Tomlinson   Reed, Smith, Shaw & McClay   Law Firm            Partner
Fort


James M.    Fieldcrest-Cannon, Inc.         Home Textiles       Chairman, CEO
Fitzgibbons                                                     & Director
            Howes Leather Company, Inc.     Leather             Chairman
                                            Manufacturer


Kenneth A.  Himmel & Co., Inc.              Real Estate         President &
Himmel                                      Operation           CEO
            Sutton Place Gourmet, Inc.      Gourmet Food        Vice Chairman
                                            Sales
            Franklin Federal Partners       Real Estate         Managing
                                            Development         Partner
            Grill 23 & Bar                  Restaurant          Managing
                                                                Partner


Robert D.   McLouth Steel                   Steel               Chairman
McBride


Roslyn M.   Watson Ventures, Inc.           Real Estate         Principal
Watson                                      Development
            The Gunwyn Company              Real Estate         Project
                                            Development         Manager &
                                                                Vice President
                                                                (prior to 1993)


Alton M.    Access Capital Strategies Corp. Investment          President
Bathrick                                    Advisor
            Robert W. Baird & Co.           Investment          Senior vice
                                            Advisor             President/
                                                                Director

Krista L.   Access Capital Strategies       Investment          Vice President
Kallio      Corp.                           Advisor
            Christian Community Action      Social Service      Project Director
            IBM                             Computer Co.        Financial
                                                                Analyst
            Liberty Mutual Insurance Co.    Insurance Co.       Supervising
                                                                Analyst

Milton J.   Access Capital Strategies       Investment          Analyst
Sumption    Corp.                           Advisor
            NYC Municipal Water             Public Financial    Analyst
            Fin. Auth.                      Auth. Asst.
            U.S. Senate                     Off. of Sen.        Legislative
                                            Tom Daschle         Asst.
            U.S. Peace Corps:               Volunteer           Volunteer
            Cent. African Rep.              Assistance Org.


Helen Leila Access Capital Strategies       Investment Advisor  Associate
Qubain      Corp.
            American Writing                Publisher           Consultant
            Corporation
            Land & Water Establishment      Legal Aid           Programs
            for Studies & Legal Services                        Director
            Noor Al Hussein                 Social Service      Technical
            Foundation                      Agency              Consultant
            Neighborhood Defender           Public Defender     Community
            Serv. of Harlem                                     Worker


David B.    Mellon Bank                     Money Management    Vice President
Chittim


Laurie A.   Mellon Bank                     Money Management    Vice President
Carroll


Kevin       Boston Safe Deposit             Money Management     Senior
Mawe        & Trust Company                                      Counsel
            Mellon Bank                     Banking              Staff
                                                                 Attorney


Mark J.     Boston Safe Deposit             Money Management     Counsel
Duggan      & Trust Company                   Counsel
            The Boston Company              Mutual Fund          Assistant
                                            Administrator and    Vice
                                            Advisor              President and
                                                                 Counsel

            Ropes & Gray                    Law Firm             Associate



The Manager

   Access was formed in 1994 as a registered investment adviser to focus exclusively upon managing the assets of institutional investors interested in community investing. The Fund is the first vehicle offered by Access. Access is a registered investment advisor and wholly-owned subsidiary of Mellon Bank. David F. Sand, Chief Executive Officer and Chief Investment Officer of Access, has more than fifteen years of experience as a portfolio manager and investment advisor. As a Vice President at Shearson and later as First Vice President of Drexel Burnham Lambert, he worked to combine market returns and economic results for institutional clients. He also served as Director and Portfolio Manager for Franklin Research and Development. Mr. Sand received his undergraduate degree from Princeton and his Masters in Public Administration from Harvard University. Mr. Bathrick, President of Access, has thirty years of banking and investment banking experience. Before joining Access Mr. Bathrick was a Senior Vice President and Director of Robert W. Baird & Company, a Milwaukee based investment banking firm and Chairman of Baird's Chicago based economic development affiliate Kane/McKenna & Associates. Throughout his career Mr. Bathrick has worked in the area of financial guarantees and securitization. He was one of the founders of the secondary market for SBA/FMHA government guaranteed loans. Mr. Bathrick received his undergraduate degree from Lake Forest College. Access' principal business address is 124 Mt. Auburn Street, Suite 200 N., Cambridge, Massachusetts 02138.

   As Chief Investment Officer, David F. Sand will have primary responsibility for the Fund's investment program. Mr. Sand will have responsibility for the formulation of recommendations to the Board regarding policy issues, including the establishment of the Fund's investment criteria and any proposed changes to the Fund's investment policies and restrictions, review of the Fund's investment portfolio, and reports thereon to the Board.

Item 6.  EXECUTIVE COMPENSATION

   The Fund will pay no compensation to its officers who are "interested persons" (as defined in the 1940 Act) of the Manager or to its directors other than its disinterested directors. The Fund's disinterested directors will each receive A per meeting fee from the Fund of $1,000. Such directors also will be reimbursed by the Fund for their expenses in attending meetings of the Board or any committee thereof.

Item 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   (a)  Transactions with Management and Others

   Transactions by Other Clients.  The Manager's services to the Fund are not
   -----------------------------
exclusive. Access currently manages Access Capital Strategies Community Investment Fund, Inc.: Institutional Investor Portfolio ("Institutional Investor Portfolio") and is not prohibited under the Management Agreement from establishing additional investment entities that will engage in similar transactions as the Fund.

   To the extent that portfolios of other funds advised by the Manager desire to invest in opportunities available to the Fund, the Manager will allocate such opportunities among the Fund and such other funds in a manner deemed fair and equitable considering all of the circumstances in accordance with procedures approved by the Board (including a majority of the disinterested directors).
The participation by such other funds in the community investment market could make it more difficult for the Fund to acquire such private placement debt securities on attractive terms.

   The 1940 Act restricts transactions between the Fund and "affiliated persons" (as defined in the 1940 Act) including the Institutional Investor Portfolio. Co-investments by the Fund and the Institutional Investor Portfolio and any other future business development company which controls, is controlled by, or is under common control with Access would require an order from the SEC exempting the Fund from certain restrictions under the 1940 Act. The Fund has applied for such an order from the SEC exempting it from certain restrictions on co-investing. However, until such exemptive relief is obtained, the current restrictions will apply. There can be no assurance that the Fund will obtain the requested exemptive relief.

   (b)  Certain Business Relationships

   David F. Sand, an officer and director of the Fund, is an officer and Shareholder of Access. See "Transactions with Promoters" below for a description of the Fund's Management Agreement with Access.

   (c)  Indebtedness of Management.

   None.

   (d)  Transactions with Promoters

   Access may be deemed to be a promoter of the Fund. The Fund entered into a Management Agreement with Access, pursuant to which Access will, subject to the investment policies and guidelines established by the Board, identify, evaluate, structure, and close the investments to be made by the Fund, arrange any debt financing for the Fund, provide portfolio management and servicing of private placement debt securities held in the Fund's portfolio, and administer the Fund's day-to-day affairs. Access will supervise all aspects of the operations of the Fund, including oversight of the Fund's transfer agent and portfolio accountant.


   The Management Agreement provides that the Fund will be required to pay all organizational and offering expenses (including accounting, legal, printing, clerical, filing and other expenses) incurred by the Fund. These expenses, combined with the organizational and offering expenses of the Institutional Investor Portfolio, were approximately $250,000. As of the date of filing, it is expected that the Fund's share of these expenses will be approximately $125,000. The Fund will also pay all operating expenses except those specifically required to be borne by the Manager, including (i) brokerage and commission expenses and other transaction costs incident to the acquisition and dispositions of investments, (ii) federal, state, and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Fund, (iii) interest charges and other fees in connection with borrowings,
(iv) SEC fees and expenses and any fees and expenses of state securities regulatory authorities, (v) expenses of printing and distributing reports and notices to Shareholders, (vi) costs of proxy solicitation, (vii) costs of meetings of Shareholders and the Board, (viii) charges and expenses of the Fund's custodian, transfer agent, and dividend disbursing agent, (ix) compensation and expenses of the Fund's disinterested directors, and of any of the Fund's disinterested officers, and expenses of all directors in attending board or Shareholder meetings, (x) legal and auditing expenses, including expenses incident to the documentation for, and consummation of, transactions;
(xi) costs of any certificates representing the Shares, (xii) costs of stationery and supplies, (xiii) the costs of membership by the Fund in any trade organizations, (xiv) expenses associated with litigation and other extraordinary or non-recurring expenses, and (xv) any insurance premiums.

   The operating expenses required to be borne by the Manager are: (i) all costs and fees incident to the selection and investigation of prospective Fund investments, including associated due diligence expenses such as travel expenses and professional fees (but excluding legal and accounting fees and other costs incident to the closing, documentation, or consummation of such transactions); (ii) the cost of adequate office space for the Fund and all necessary office equipment and services, including telephone service, heat, utilities, and similar items; (iii) the cost of providing the Fund with such corporate, administrative, and clerical personnel (including officers and directors of the Fund who are interested persons of the Manager and are acting in their respective capacities as officers and directors) as the Board reasonably deems necessary or advisable to perform the services required to be performed by the Manager under the Management Agreement; and (iv) the cost of providing significant managerial assistance offered to and accepted by the recipients of Fund investments.

   As compensation for its services to the Fund, the Manager will receive an annual management fee of .75% of the Fund's average gross monthly assets less accrued liabilities, other than indebtedness for borrowings. This fee will be paid quarterly.

   Under the Management Agreement, the Manager will not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the Management Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard of its duties and obligations under the Management Agreement. The Management Agreement will continue in effect for a period longer than two years from its date of execution only if such continuation is approved at least annually by the Board or a majority of the outstanding voting securities of the Fund, and by a majority of the directors who are not parties to the Management Agreement or interested persons of such parties. The Management Agreement is terminable by vote of the Board or by the holders of a majority of the voting securities of the Fund, at any time without penalty, on 60 days' written notice to the Manager. The Management Agreement may also be terminated by the Manager on 60 days' written notice to the Fund and will be terminated automatically upon its assignment, as defined in the 1940 Act.

   In addition to the termination provision described above, the Management Agreement provides that, if a subsequent closing does not occur within three years of the First Closing, Access will submit to the Board an offer to resign as Manager.

Item 8.  LEGAL PROCEEDINGS

   There are no pending legal proceedings against the Fund or the Manager.

Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY STOCK AND RELATED STOCKHOLDER MATTERS

   (a)  Market Information

   The Shares will not be registered under the Securities Act of 1933 ("1933 Act") or any state securities law (collectively, "Securities Laws") and are subject to substantial restrictions on transfer. There will be no public trading market for the Shares, and Shareholders might be required to hold their Shares until the final liquidation of the Fund. No Shares are subject to outstanding options or warrants to purchase, or securities convertible into, Shares. The Fund has not agreed to register any Shares of the Fund or to make a public offering with respect thereto, and has no current intention of doing so. Because the Shares will be acquired by investors in transactions "not involving a public offering," they will be "restricted securities" and may be required to be held indefinitely. Shares may not be sold, transferred, assigned, pledged or otherwise disposed of without registration under applicable Securities Laws or pursuant to an exemption from registration (in which case the shareholder will be at the option of the Fund be required to provide the Fund with a legal opinion, in form and substance to the Fund, that registration is not required).

   (b)  Holders

   On November 27, 1995, Mellon Bank purchased 249 Shares pursuant to Regulation D for a purchase price of $24,900,000. Therefore, until immediately subsequent to the First Closing, Mellon Bank will be deemed to "control" the Fund.

   (c)  Dividends

   The Fund intends to distribute to Shareholders substantially all of its net investment income and net realized capital gains, if any, as determined for income tax purposes. Applicable law, including provisions of the 1940 Act, may limit the amount of dividends and other distributions payable by the Fund. Income dividends will generally be paid quarterly in March, June, September and December to Shareholders of record on the last day of each preceding calendar quarter end. Substantially all of the Fund's net capital gain (the excess of net long-term capital gain over net short-term capital loss) and the excess of net short-term capital gain over net long-term capital loss, if any, will be distributed annually with the Fund's dividend distribution in December.

   The Manager may seek to invest the proceeds of matured, repaid or resold investments, net of the above distributions to Shareholders, principal payments on borrowings, and expenses or other obligations of the Fund, in new private placement debt securities. Alternatively, any such proceeds, net of any principal repayments on borrowings, expenses or other obligations of the Fund, and certain other amounts, may be distributed periodically to Shareholders. Distribution of such amounts is likely to cause annual distributions to exceed the earnings and profits of the Fund, in which case such excess will be considered a tax-free return of capital to a Shareholder, to the extent of the Shareholder's adjusted basis in his Shares, and then as capital gain.

Item 10.  RECENT SALES OF UNREGISTERED SECURITIES

   See Item 9(b).

Item 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

   General.
   -------

   The holders of the Fund's outstanding Shares will elect all the directors (subsequent to the election of the initial Board by the initial Shareholder) and are entitled to one vote per Share on all matters submitted to Shareholder vote. All Shares will participate equally in dividends and distributions and in the proceeds of any liquidation. Shares have no preference, conversion, exchange, or cumulative voting rights. The Fund has 8,000 Shares authorized.

   Annual meetings of Shareholders will be held beginning in 1996 and special meetings may be called by the Chairman of the Board or President, a majority of the Board, or Shareholders holding at least 25% of the outstanding Shares entitled to be voted at a meeting. The Fund anticipates soliciting proxies from Shareholders for each annual meeting. The Fund's Articles of Incorporation can be amended by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

   The Fund will not issue Share certificates. The ownership of noncertificated Shares will be recorded on a stock ledger maintained by the Fund's transfer agent. At the time of issue or registration of transfer of any noncertificated Shares, the Fund will deliver to the registered holder of such Shares a nontransferable statement of ownership specifying the number and class of Shares being issued or offered and certain other information. The Fund's Articles of Incorporation provide that each holder of Shares will be required upon demand, to disclose to the Fund such information with respect to direct or indirect holdings of Shares as is deemed necessary to comply with provisions of the Internal Revenue Code applicable to the Fund, to comply with requirements of any other appropriate taxing authority, or to comply with the provisions of the 1940 Act or ERISA.

   Closing Calls.
   ------------

   Management intends to hold a first closing for Round One when $50 million in commitments for a Designated Target Region have been raised (the "First Closing"). Management anticipates being able to hold subsequent closings soon after the First Closing. Generally, subsequent closings will be held when $50 million in commitments for other Designated Target Regions has been raised. Shares will be issued concurrent with such closing for a purchase price of $100,000 per share. Shares will be issued in subsequent closings at the Fund's then-current net asset value per Share, which may be more or less than $100,000 per Share. A final closing for Round One investors will be held on or before December 31, 1998.

   According to the terms of the Management Agreement, if a subsequent closing does not occur within three years of the First Closing, Access intends to submit its resignation as Manager. The Fund also intends, in that event, to call a special meeting of shareholders for the purpose of hiring a new manager, electing a new Board, or dissolving the Fund.

   The amount and timing of closings may be affected by the diversification requirements under the Internal Revenue Code for qualification as a RIC.

   To purchase Shares, a prospective qualified investor must deliver to the Fund
(i) a completed prospective subscriber questionnaire in the form provided with the Fund's Private Offering Memorandum and (ii) two completed, executed copies of the Subscription Agreement, such agreement and the signature page to be in the form provided with the Fund's Private Offering Memorandum. Upon receipt of notice, the prospective investor must also pay by wire transfer to an account designated by the Fund, before the due date specified by the Fund, the payment for the initial number of Shares required to be purchased under the Subscription Agreement.

   Subscriptions may be made only by executing and delivering a Subscription Agreement in the form specified by the Fund. The rights and obligations under the Subscription Agreements may not be transferred or assigned by a subscriber without the consent of the Fund.

   The Fund will give investors whose subscriptions have been received and accepted at least 15 days' written notice of the closing at which the investor will first purchase Shares. The notices will include payment instructions.

   Following the closing at which a subscriber purchases Shares, the Fund will provide the Subscriber a countersigned copy of the subscriber's Subscription Agreement and a statement issued by the Fund's transfer agent indicating that Shares have been credited to the subscriber's account. Similar statements will be issued after each closing. Shareholders will have dividend and voting rights only with respect to Shares that have been purchased at any given time.

   Interest will be charged on amounts due under the Subscription Agreement and received by the Fund later than fourteen business days after the date the payment is due, calculated at a daily rate equal on an annualized basis to four percentage points over the highest rate of interest reported from time to time as a "prime rate" by The Wall Street Journal (but not in excess of the
                          -----------------------
maximum rate of interest permitted by law). If a default in a payment under the Subscription Agreement (including interest charges) remains uncured for 30 days following a payment date, the Fund may, at its option, pursue any or all of the following remedies: (i) cancel the balance of the subscriber's Share subscription (including the installment as to which the subscriber had defaulted), (ii) assign the remaining balance of the subscriber's Share subscription (including the installment as to which the subscriber has defaulted) to another investor selected by the Fund and/or (iii) repurchase the Shares then owned by the defaulting subscriber at a purchase price per Share equal to the lesser of 90% of the Shares' then-current net asset value or the price at which the Subscriber purchased the Shares. The election by the Fund to pursue one or more of these remedies will not preclude the Fund from pursuing any rights it may have to seek judicial enforcement of the Subscriber's subscription obligation.

   The Fund will offer and sell its shares directly. In addition, Access may pay commissions to certain persons for assisting in the capital-raising activities of the Fund. However, the expense of such commissions will be borne by Access and will not be paid out of the Fund's assets.

   Withdrawal of Funds.
   -------------------

   General.  Investors in the Fund will make a six year minimum investment
   -------
commitment. Management believes that a six year commitment to the Fund by investors will be an important factor in pursuing investments which will have the greatest impact in achieving the financial and economic objectives of the Fund. As described in "Investment Program," the Fund intends to invest primarily in fixed-income private placement debt securities that will serve as a source of long-term fixed-rate capital for people and organizations that do not have full and efficient access to the traditional banking and/or capital markets. These investments will be illiquid securities. Achieving the return and economic objectives of the Fund with the types of investments described in this document requires long-term investor commitments.

   At the end of the six year commitment period, and annually thereafter until the Fund's termination, assuming that a majority of Shareholders approves the periodic repurchase program described below, investors may elect to retain their Shares or to participate in such periodic repurchase program.

   Periodic Repurchase Program.  Management currently intends that, five years
   ---------------------------
from the First Closing, Management will propose a periodic repurchase program to the Board and Shareholders for their approval. If approved by the Board and the majority of Shareholders of the Fund, a periodic repurchase program will be implemented which will conform to the provisions set forth in Rule 23c-3 under the 1940 Act. If adopted, the periodic repurchase program would represent a fundamental policy of the Fund, and could only be changed by the vote of a majority of the Shareholders.

   The periodic repurchase program which Management contemplates proposing to the Board and to the Shareholders would provide for an initial repurchase offer seven years from the First Closing, and subsequent repurchase offers to all Shareholders each year thereafter until the termination date of the Fund. The repurchase amount of each such annual offer would be determined by the Board, subject to the limit in Rule 23c-3 of a minimum of 5% and a maximum of 25% of Shares outstanding on the repurchase request deadline. If Shareholders tender more than the repurchase offer amount, the Fund will generally repurchase Shares pro rata from all tendered Shares.

   The periodic repurchase program may be supplemented from time to time, not to exceed once every two years, by a discretionary repurchase offer to all Shareholders, if the Board determines that such a discretionary offer is advisable and in the best interest of the Shareholders. Such discretionary repurchase offers require only a vote of the Board and not of the Shareholders. Discretionary repurchase offers may be made for up to 100% of the Fund's outstanding Shares, and Management intends to recommend in any proposal to the Board that each Shareholder be permitted to tender up to 100% of its Shares for any discretionary repurchase offer.

   Finally, during the period before any repurchase offer is made, Management may recommend to the Board that the Fund apply for an order from the SEC exempting it from certain restrictions of Rule 23c-3, including restrictions on the percentage of Shares it may offer to repurchase under the Rule 23c-3 periodic repurchase program. If the Board determines that it is in the best interest of the Shareholders to do so, the Board may apply for such exemptive relief from the current 25% maximum cap. However, unless and until such exemptive relief is obtained, the current 25% maximum restrictions will apply. There can be no assurance that the Fund will apply for or obtain exemptive relief.

   Implementation of the periodic repurchase program may raise a number of federal income tax issues which the Board would consider when deciding whether to approve its implementation.

   The repurchase program will be an opportunity for investors to tender their Shares if they so choose; however, investors will not be required to tender their Shares (subject to conditions in "Fund Termination Date" below).

   Method of Repurchasing Shares.  Management will design a strategy for
   -----------------------------
payments to investors for each repurchase offering using one or more of the following funding options in order of preference:

      Open the Fund to new investors; or
      Sell investments in the Fund to generate proceeds needed to make payments.

   Management will be responsible for designing strategies for distributions under the repurchase program that balance the needs of investors tendering Shares and investors remaining in the Fund.

   Fund Termination Date.  The Fund will terminate operations and all investors
   ---------------------
will be required to tender all Shares outstanding on December 31, 2010. In addition, if the number of Designated Target Regions falls to less than three or investor repurchase requests exceed 50% of the Fund's market value, Management may, in accordance with the requirements of the 1940 Act, propose to Shareholders for their approval that the Fund terminate operations. If approved by the required vote of Shareholders of the Fund as prescribed under applicable state law, the Fund will terminate operations and proceed to the winding up of its affairs.

   Management will be responsible for designing a strategy for terminating Fund operations. At the time of termination, Management will raise funds to pay Shareholders by:

       Liquidating Fund investments and distributing the proceeds; or Making in-kind distribution of Fund investments.

   Dissolution of the Fund.  The Fund may, subject to market conditions, invest
   -----------------------
the proceeds of any of its investments, net of any principal repayments on loans or other obligations of the Fund and required distributions to Shareholders, in additional private placement debt securities.

   The Fund's Articles of Incorporation provide that, on December 31, 2010, the Fund automatically will be dissolved without any action by Shareholders. From and after such dissolution, the Fund's activities will be limited to the winding-up of its affairs, the liquidation of its remaining assets, and the distribution of the net thereof to Shareholders. Furthermore, the Fund may not be able to sell Fund investments for a significant period of time due to legal or contractual restrictions on resale or the absence of a liquid secondary market. As a result, the liquidation process might not be completed for a significant period after the Fund's dissolution. In addition, it is possible that if certain of the Fund's assets are not liquidated within a reasonable time after the Fund's dissolution, the Fund may elect to make a distribution in kind of all or part of such assets to Shareholders. In such case, Shareholders would bear any expenses attendant to the liquidation of such assets.

Transferability of Shares.
-------------------------

   The Shares will not be registered under the 1933 Act or under the securities laws of the various states (except as necessary to claim a limited offering exemption) on the grounds that their issuance and sale is exempt from such registration requirements as not involving a public offering pursuant to
Section 4(2) of the 1933 Act and applicable provisions of the securities laws of the various states.

   Because the Shares will be acquired by investors in transactions not involving a public offering, they will be "restricted securities" and may be required to be held indefinitely. Shares may not be sold, transferred, assigned, pledged, or otherwise disposed of without registration under applicable federal or state securities laws or pursuant to an exemption from registration (in which case the Shareholder will at the option of the Fund be required to provide the Fund with a legal opinion, in form and substance satisfactory to the Fund, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Shares until the Fund is liquidated. No sale, transfer, assignment, pledge, or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration by the transfer agent on the Fund's books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and to execute such other instruments or certifications as are reasonably required by the Fund or the transfer agent. A transfer of the Shares owned by a Shareholder will not relieve the Shareholder of any unfulfilled subscription obligation. Consent of the Fund is required prior to the assumption of the transferor's Subscription Agreement by another party. The Fund may withhold consent to such an assumption at its absolute discretion.

Item 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The corporation law of the State of Maryland, under which the Fund is incorporated, permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The law does not, however, allow the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the process. The Articles of Incorporation of the Fund contain a provision limiting the liability of the directors and officers of the Fund and its Shareholders to the fullest extent permitted from time to time by the laws of Maryland (but not in violation of the 1940 Act). The Maryland corporation law also permits a corporation to indemnify its directors, officers and agents, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omissions of the party seeking to be indemnified was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the party actually received an improper personal benefit, or, in the case of any criminal proceeding, the party had reasonable cause to believe that the act or omission was unlawful.

   The Fund's Articles of Incorporation and Bylaws require the Fund to indemnify its directors, officers and agents (including the Manager) to the fullest extent permitted from time to time by the laws of Maryland, subject to the limitations on indemnification under the 1940 Act. The Fund's By-Laws provide that the Fund may purchase and maintain insurance on behalf of any person who is or was a director, officer, or agent of the Fund against any liability asserted against that person and incurred by that person in or arising out of his or her position, whether or not the Fund would have the power to indemnify him or her against such liability; provided that no such insurance purchased will protect or purport to protect any officer or director against liabilities for willful misfeasance, bad faith, gross negligence, or reckless disregard of duty.

Item 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   Not applicable. The Fund has only recently commenced operations, and has no financial data to report. Accordingly, no financial statements are included in this Registration Statement.

Item 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   For the Fund's first fiscal year, the independent auditors engaged to audit the Fund's financial statements will be KPMG Peat Marwick LLP; thereafter, the selection of independent auditors by the Fund's Directors will be ratified annually by Shareholders at the Fund's annual meeting.

Item 15.  FINANCIAL STATEMENTS AND EXHIBITS

   (a)  Financial Statements.  None
        --------------------

   (b)  Exhibits.
        --------

        (3)  Articles of Incorporation and Bylaws

             (i)  Articles of Incorporation are filed herewith.

             (ii)  Amended Bylaws are filed herewith


       (10)  Material Contracts

             (i)   Management Agreement is filed herewith
             (ii)  Sub-Advisory Agreement is filed herewith
             (iii) Custody Agreement is filed herewith
             (iv)  Form of Subscription Agreement is filed herewith.


                                   SIGNATURES


   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     Access Capital Strategies
                                     Community Investment Fund, Inc.:
                                     Bank Portfolio


                                      By: /s/ David F. Sand
                                        --------------------------------
                                          David F. Sand
                                          Director

Dated:  March 7, 1996